Exhibit 21.1

The following is a list of Avalon’s subsidiaries except for unnamed subsidiaries which considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Subsidiary Name	State of Incorporation

• American Landfill Management, Inc.	Ohio
• American Construction Supply, Inc.	Ohio
• American Waste Management Services, Inc.	Ohio
• AWMS Water Solutions, LLC	Ohio
• AWMS Holdings, LLC	Ohio
• AWMS Rt. 169, LLC	Ohio
• Avalon Med Spa, LLC	Ohio
• Avalon Dermatology, LLC	Ohio
• Avalon Clubs and Resorts, Inc.	Ohio
• Avalon Resorts, Inc.	Ohio
• The Avalon Resort and Spa LLC	Ohio
• Avalon Cigar Shop, Inc.	Ohio
• Avalon Clubs, Inc.	Ohio
• Avalon Golf and Country Club, Inc.	Ohio
• Avalon Mahoning Sports Center, Inc.	Ohio
• Avalon Country Club at Sharon, Inc.	Pennsylvania
• Havana Cigar Company	Pennsylvania
• Avalon Lakes Golf, Inc.	Ohio
• TBG, Inc.	Ohio

Parent/subsidiary relationships are indicated by indentations. In each case, 100% of the voting securities of each of the subsidiaries are owned by the indicated parent of such subsidiary, except for AWMS Holdings, LLC, Avalon Med Spa, LLC and Avalon Dermatology, LLC.

At December 31, 2025 AWMS Water Solutions, LLC owned approximately 47% of AWMS Holdings, LLC. Due to the managerial control of AWMS Water Solutions, LLC, AWMS Holdings, LLC is a variable interest entity (“VIE”), and the financial statements of AWMS Holdings, LLC and subsidiaries are included in Avalon’s consolidated financial statements.

At December 31, 2025, Avalon owned approximately 50.1% of Avalon Med Spa, LLC. Avalon Med Spa, LLC is a VIE, and the financial statements of Avalon Med Spa, LLC are included in Avalon’s consolidated financial statements.

At December 31, 2025, Avalon owned approximately 50.1% of Avalon Dermatology, LLC. Avalon Dermatology, LLC is a VIE, and the financial statements of Avalon Dermatology, LLC are included in Avalon’s consolidated financial statements.